Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "FELICITEX THERAPEUTICS INC.", FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF JANUARY, A.D. 2014, AT 10:51 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

5149611 8100

140116571

AUTHENTICATION: 1102080

DATE: 01-31-14

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:19 AM 01/31/2014
FILED 10:51 AM 01/31/2014
SRV 140116571 - 5149611 FILE

CERTIFICATE OF AMENDMENT TO SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF FELICITEX THERAPEUTICS INC.

Felicitex Therapeutics Inc. ("Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware ("General Corporation Law"),

DOES HEREBY CERTIFY:

1. That the Corporation's Board of Directors duly adopted a resolution proposing to amend the Corporation's Second Amended and Restated Certificate of Incorporation ("Certificate"), declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:

> **RESOLVED**: That, the first sentence of Article Fourth of the Corporation's Second Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on February 13, 2013, be further amended by filing the Certificate of Amendment to Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to increase the number of shares designated as "Common Stock", $0.0001 par value per share, which the Corporation is authorized to issue from 13,000,000 to 22,000,000, so that, hereafter, the first sentence of Article Fourth shall, in its entirety, read as follows:
>
> "The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 22,000,000 shares of Common Stock, $0.0001 par value per share ("**Common Stock**"), and (ii) 2,727,271 shares of Preferred Stock, $0.0001 par value per share ("**Preferred Stock**")."

* * *

2: That, the foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law and the Certificate.

3: That, this Certificate of Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 30th day of January, 2014.

By: Peter B. Finn
Peter B. Finn, Secretary

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